Exhibit 10.1
Severance Plan for U.S. Executive Vice Presidents
As an Executive Vice President, you are entitled to severance benefits in the event your employment is terminated by Biogen other than For Cause or for reason of death or Disability (as these terms are defined in the Biogen Inc. 2017 Omnibus Equity Plan, as amended from time to time, or any successor plan there to (“OEP”).
Benefits
Your severance benefits are comprised of (i) a lump sum payment (as calculated below), (ii) upon completion of the appropriate forms, continuation of your participation in Biogen’s group medical and dental insurance plans, to the same extent permitted by COBRA and to the same extent such insurance is then provided to regular employees of Biogen, including payment by you of a portion of the insurance premiums (i.e., the “Insurance Benefit”) and (iii) the reasonable cost of up to 12 months of executive-level outplacement services from a recognized provider of such services selected by Biogen, at the expense of Biogen (upon receipt of appropriate documentation). Except as otherwise prohibited by local law, any severance payments contemplated by this plan will be reduced by the number of weeks’ pay corresponding to any periods during which the employee is not actively working, including statutory or contractual notice periods and any garden or other leave.
The lump sum severance payment is calculated as follows:
[12 + (A x 2)] x B = lump sum payment
where:    A is the number of full years of service with Biogen (but A x 2 may not exceed 9), and B is the monthly equivalent of your target annual cash compensation at the time of your termination (i.e., one-twelfth of the sum of your then annual base salary plus target annual bonus).
The following are examples of how the lump sum payment and Insurance Benefit Period are determined:
If your employment with Biogen is terminated after 10 months of employment, you will receive a lump sum payment equal to 12 months of your target annual cash compensation and continue to participate in Biogen’s group medical and dental plans for 12 months, unless you become eligible to participate in another employer’s medical and dental plans before that date. COBRA continuation of medical and dental benefits is available, at your own expense, for an additional six months after this 12-month Insurance Benefit Period.
If your employment with Biogen is terminated after five years, you will receive a lump sum payment equal to 21 months [12+9] of your target annual cash compensation and continue to participate in Biogen’s group medical and dental plans for 18 months, unless you become eligible to participate in another employer’s medical and dental plans before that date.
If at any time within two years following a Corporate Transaction or Corporate Change in Control (as these terms are defined in Biogen’s OEP) your employment is terminated by Biogen
Adopted October 13, 2008
Revised July 13, 2020        Page 1 of 8

Severance Plan for U.S. Executive Vice Presidents
or the succeeding corporate entity, other than For Cause or for reason of death or Disability (as these terms are defined in Biogen’s OEP), or you experience an Involuntary Employment Action (defined below) and as a result you terminate your employment with Biogen or the succeeding corporate entity, then, regardless of the length of your service with Biogen and the succeeding corporate entity, and in lieu of the formula set forth above, you will receive a lump sum payment equivalent to 24 months of your target annual cash compensation at the time of your termination or at the time of a Corporate Transaction or Corporate Change in Control, whichever is higher. In addition, you will be entitled to continue participating in Biogen’s group medical and dental plans for 24 months, unless you become eligible to participate in another employer’s medical and dental plans before that date. The term “Involuntary Employment Action” shall have the definition set forth in Biogen’s OEP, provided, however, that the term “Corporate Transaction” used in that definition shall be deemed to mean either a Corporate Transaction or Change in Control, as the case may be, and provided also that prior to your termination of employment you have notified the Chief Legal Counsel or the Head of Human Resources of Biogen in writing of the basis for your Involuntary Employment Action, you have given such notice within one year of the circumstances giving rise to your Involuntary Employment Action and Biogen does not cure such circumstances within 30 days after the date of your notice.
Delivery of Benefits
Payment and provision of all the benefits provided under this arrangement are conditioned on your execution and delivery of all necessary forms and an irrevocable general release in favor of Biogen, in form and substance reasonably acceptable to Biogen, with respect to any and all claims relating to your employment and the termination of your employment with Biogen. If you retire or voluntarily terminate your employment with Biogen, or Biogen terminates your employment For Cause or for reason of death or Disability (as these terms are defined in Biogen’s OEP), or you do not provide the requisite general release, you will not be eligible to receive the severance benefits described above.
If all other conditions of this arrangement are met, a lump sum payment (less applicable taxes and other mandatory deductions as required by law) will be paid to you following the termination of your employment, no later than the first to occur of: a) 90 days following your termination of your employment with Biogen and b) March 15 of the year following the calendar year in which termination of employment occurs, unless you are a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (i.e., “Section 409A”). (If all preconditions to payment, including the delivery of an irrevocable general release, are not satisfied prior to the earlier of these two dates, payment to you may be delayed and you may incur additional tax liabilities under Section 409A.) If you are a “specified employee”, to the extent required by Section 409A, payment will not be made to you before the date which is six months after you “separate from service” (or, if earlier, your date of death or Disability) unless the payment qualifies as excepted welfare benefits under Section 409A, does not constitute a “deferral of compensation” under Section 409A or is otherwise not subject to the requirements of Section 409A. Each payment made under this arrangement shall be treated as a separate payment and the right to receive a series of installment payments under this arrangement shall be treated as a right to a series of separate payments.
Adopted October 13, 2008
Revised July 13, 2020        Page 2 of 8

Severance Plan for U.S. Executive Vice Presidents
The Insurance Benefit will be paid on a monthly basis and will continue until the earlier of (i) the date you become eligible to participate in the medical and dental insurance plan of another employer or (ii) the date that is [12 + (A x 2)] months, but not more than 21 months (or 24 months in the case of a Corporate Transaction or Change in Control), following the termination of your employment with Biogen (the “Insurance Benefit Period”). You will have the right, at your own expense, to continue your participation in Biogen’s group medical and dental insurance plans at the expiration of the Insurance Benefit Period, pursuant to the provisions of COBRA, but only for an 18-month period that will be deemed to have commenced at the start of your severance. You will only be entitled to receive the Insurance Benefit if you timely and properly elect continuation coverage under COBRA. If Biogen determines in its sole discretion that it cannot provide the Insurance Benefit without the possibility of violating applicable law (including, without limitation, the Patient Protection and Affordable Care Act) or it or you incurring additional taxes, including but not limited to under Section 105(h) of the Internal Revenue Code, Biogen will in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that Biogen Idec would have otherwise paid under this arrangement in respect of the Insurance Benefit (which amount will be based on the premium for the first month of COBRA coverage) for the Insurance Benefit Period in equal installments in accordance with Biogen’s normal payroll practices.
General
Biogen shall administer and shall have the discretionary authority to adopt rules for the management and operation of this arrangement, to interpret the provisions of the arrangement and to construe the terms of the severance arrangement in its sole discretion. The decision of Biogen, or the duly authorized delegate, is final and conclusive for all purposes.
The severance arrangement may be amended, modified, suspended or terminated by Biogen at any time; provided that the severance arrangement may not be amended or terminated without your written consent for a period of two years following a Corporate Transaction or a Change in Control.
This arrangement is unfunded. This arrangement will benefit and bind Biogen and its successors and permitted assigns and you and your heirs, executors and legal representatives. You do not have any right to transfer or assign your benefits under this arrangement.
This arrangement shall be construed, administered and enforced according to the laws of the State of Delaware, except to the extent that such laws are preempted by the federal laws of the United States of America.

Adopted October 13, 2008
Revised July 13, 2020        Page 3 of 8

Severance Plan for U.S. Executive Vice Presidents
Additional Summary Plan Description Information

Description	This document describes 3 Plan which is subject to the Employee Retirement Income Security Act of 1974 (ERISA). This document constitutes the Summary Plan Description (SPD) and Plan Document. Benefit determinations are controlled exclusively by this SPD and Plan Document.
Name of Plan	Severance Plan for U. S. Executive Vice Presidents
Name and Address of Employer	Biogen Inc. 225 Binney Street, Cambridge Massachusetts 02142
Plan Identification Number	Employer IRS Identification #: 04-3002117 Plan #: 523
Type of Welfare Plan	Severance
ERISA Plan Year Ends	December 31
Type of Administration	The Plan is administered by the Plan Administrator
Plan Administrator, Name, Address, and Telephone Number	Biogen Inc. is the Plan Administrator and named fiduciary of the Plan, with authority to delegate its duties. Biogen Inc. 225 Binney Street Cambridge, Massachusetts 02142 (617) 679-3400
Agent for Service of Legal Process on the Plan	Biogen Inc. 225 Binney Street Cambridge, Massachusetts 02142
Funding	This Plan is unfunded
Adopted October 13, 2008
Revised July 13, 2020        Page 4 of 8

Severance Plan for U.S. Executive Vice Presidents

Appeal Procedures
You have 180 days from your effective date of termination to file an appeal. Requests for appeals should be sent to the address specified in the claim denial. A decision on review will be made not later than 45 days following receipt of the written request for review. If the Plan Administrator determines that special circumstances require an extension of time for a decision on review, the review period may be extended by an additional 45 days (90 days in total). The Plan Administrator will notify you in writing if an additional 45 day extension is needed.
If an extension is necessary due to your failure to submit the information necessary to decide the appeal, the notice of extension will specifically describe the required information, and you will be afforded at least 45 days to provide the specified information. If you deliver the requested information within the time specified, the 45 day extension of the appeal period will begin after you have provided that information. If you fail to deliver the requested information within the time specified, the Plan Administrator may decide your appeal without that information.
You will have the opportunity to submit written comments, documents, or other information in support of your appeal. You will have access to all relevant documents as defined by applicable U.S. Department of Labor regulations. The review of the adverse benefit determination will take into account all new information, whether or not presented or available at the initial determination. No deference will be afforded to the initial determination.
The review will be conducted by the Plan Administrator and will be made by a person different from the person who made the initial determination and such person will not be the original decision maker’s subordinate.
A notice that your request on appeal is denied will contain the following information:
•The specific reason(s) for the determination;
•A reference to the specific Plan provision(s) on which the determination is based;
•A statement disclosing any internal rule, guidelines, protocol or similar criterion relied on in making the adverse determination (or a statement that such information will be provided free of charge upon request);
•A statement describing your right to bring a lawsuit under Section 502(a) of ERISA if you disagree with the decision;
•The statement that you are entitled to receive upon request, and without charge, reasonable access to or copies of all documents, records or other information relevant to the determination; and
•The statement that “You or your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency”.
Notice of the determination may be provided in written or electronic form. Electronic notices will be provided in a form that complies with any applicable legal requirements.
Unless there are special circumstances, this administrative appeal process must be completed before you begin any legal action regarding your claim.

Adopted October 13, 2008
Revised July 13, 2020        Page 5 of 8

Severance Plan for U.S. Executive Vice Presidents

Your Rights Under ERISA
As a participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:
•    Receive Information About Your Plan and Benefits
o     Examine, without charge, at the Plan Administrator’s office and at other specified locations, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
o     Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series), if any, and updated Summary Plan Description.
o     The Plan Administrator may make a reasonable charge for the copies.
o     Receive a summary of the Plan’s annual financial report, if any. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.
•    Prudent Actions by Plan Fiduciaries
o     In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your Employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

Adopted October 13, 2008
Revised July 13, 2020        Page 6 of 8

Severance Plan for U.S. Executive Vice Presidents

•    Enforce Your Rights
o     If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
o     Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
o     If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, if, for example, it finds your claim is frivolous.
•    Assistance with Your Questions
o     If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Other Rights	The Plan Administrator, as fiduciary for the Plan, is entitled to legal and equitable relief to enforce its right to recover any overpayments to you under this Plan. This right of recovery is enforceable but will not exceed the benefits paid you. You agree that the Plan Administrator has a lien over such sources of income until any overpayments have been recovered in full.
Adopted October 13, 2008
Revised July 13, 2020        Page 7 of 8

Severance Plan for U.S. Executive Vice Presidents

Discretionary Acts
The Plan Administrator has discretionary authority to interpret the Plan and to make benefit determinations under the Plan. The Plan Administrator may act directly or through its employees and agents or further delegate their authority through contracts, letters or other documentation or procedures to other affiliates, persons or entities.
Once you are deemed to have exhausted your appeal rights under the Plan, you have the right to seek court review under Section 502(a) of ERISA of any benefit determinations with which you disagree. The court will determine the standard of review it will apply in evaluating those decisions.

Adopted October 13, 2008
Revised July 13, 2020        Page 8 of 8